Exhibit 99.1
The Beauty Health Company Announces the Results of the Completed Redemption of All Outstanding Public Warrants

Long Beach, Calif., November 8, 2021 – The Beauty Health Company ("BeautyHealth" or the "Company"; NASDAQ:SKIN), a global category-creator in beauty health leading the charge with its flagship brand HydraFacial, today announced the results of the completed redemption (the “Redemption”) of all of its outstanding public warrants (the “Public Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), that were issued under the Warrant Agreement, dated September 29, 2020 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (“CST”), as warrant agent, as part of the units sold in the Company’s initial public offering (the “IPO”).

Warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the closing of the IPO and are still held by the holders thereof or their permitted transferees were not subject to the Redemption.

On October 4, 2021, the Company issued a press release stating that it would redeem all of the Public Warrants that remained outstanding following 5:00 p.m. New York City time on November 3, 2021 (the “Redemption Date”), for a redemption price of $0.10 per Public Warrant (the “Redemption Price”).

On October 19, 2021, the Company issued a subsequent press release announcing that approximately 6.86 million Public Warrants had been exercised as of October 18, 2021. As a courtesy, the Company reminded any remaining holders of Public Warrants that if any of the remaining approximately 8.47 million Public Warrants were not exercised prior to the Redemption Date, such unexercised Public Warrants would be void and no longer exercisable, and the holders of such Public Warrants would be entitled to receive only the Redemption Price.

In connection with the Redemption, 16,123,235 Public Warrants were exercised for cash at an exercise price of $11.50 per share of Common Stock, and 74,104 Public Warrants were exercised on a cashless basis in exchange for an aggregate of 26,732 shares of Common Stock, in each case in accordance with the terms of the Warrant Agreement, representing approximately 99.5% of the outstanding Public Warrants. Total cash proceeds generated from exercises of the Public Warrants were $185.4 million. As of November 5, 2021, the Company had approximately 8.4 million warrants and 150 million shares of Common Stock outstanding.

In connection with the Redemption, the Public Warrants stopped trading on the Nasdaq Capital Market and were delisted. The Redemption had no effect on the trading of the Company’s Common Stock, which continues to trade on the Nasdaq Capital Market under the ticker symbol, “SKIN”.

About The Beauty Health Company

BeautyHealth is a category-creating beauty health company focused on bringing innovative products to market. Our flagship brand, HydraFacial, is a non-invasive and approachable beauty health platform and ecosystem with a powerful community of estheticians, consumers and partners, bridging medical and consumer retail to democratize and personalize skin care solutions for the masses. Leading the charge in beauty health as a category-creator, HydraFacial uses a unique delivery system to cleanse, extract, and hydrate with their patented hydradermabrasion technology and super serums that are made with nourishing ingredients, providing an immediate outcome and creating an instantly gratifying glow in just three steps and 30 minutes. HydraFacial® and Perk™ products are available in over 87 countries with over 18,000 Delivery Systems globally and millions of treatments performed each year.

Forward-Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. The absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including but not limited to the risks and uncertainties set forth in the Company’s filings with the U.S. Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
ICR, Inc.
Investors: Dawn Francfort
Email: BeautyHealthIR@icrinc.com
Press: Alecia Pulman
Email: alecia.pulman@icrinc.com
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